CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 21 to Registration Statement No. 333-184918 on Form N-1A of our report dated February 25, 2019, relating to the financial statements and financial highlights of First Trust Alternative Absolute Return Strategy ETF and First Trust Global Tactical Commodity Strategy Fund, appearing in the Annual Reports on Form N-CSR for First Trust Exchange-Traded Fund VII as of and for the year ended December 31, 2018, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Additional Information", "Miscellaneous Information", and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 26, 2019